DTI Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges

                                                                    Exhibit 12.1


                                                                                                 Nine Months Ended
                                                 Fiscal Year Ended June 30,                           March 31,
                                               1995             1996            1997            1997            1998
                                               ----             ----            ----            ----            ----

SELECTED HISTORICAL DATA
Earnings were calculated as follows:
Income (loss) before taxes                     (286,732)      (786,375)      (1,851,764)      (1,902,277)     (4,864,286)
Add:  Fixed charges                             204,784      1,672,114        1,454,130        1,576,443       4,044,536
Deduct:  Capitalized Interest                    (9,516)    (1,227,149)        (562,750)        (562,750)       (182,000)
                                              ---------     ----------       ----------       ----------      ----------
Earnings...................................     (91,464)      (341,410)        (960,384)        (888,584)       (819,750)
                                              =========     ==========       ==========       ==========      ==========

Fixed charges were calculated as follows:
Amortization of deferred financing costs              0              0                0                0         106,110
Interest expense                                162,777        384,859           51,023          152,937       3,697,605
Portion of rentals attributable to interest      32,491         60,106           55,857           76,256          58,821
Loan commitment fees                                  0              0          784,500          784,500               0
Capitalized interest                              9,516      1,227,149          562,750          562,750         182,000
                                              ---------     ----------       ----------       ----------      ----------
Fixed charges..............................     204,784      1,672,114        1,454,130        1,576,443       4,044,536
                                              =========     ==========       ==========       ==========      ==========
Ratio fixed earnings to fixed charges            n/a            n/a             n/a               n/a

Deficiency                                      296,248      2,013,524        2,414,514        2,465,027       4,864,286